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                                                                      EXHIBIT 15

December 16, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 21, 2002, except for Note 12 as to which the date is November 27, 2002, on our review of interim financial information of Limited Brands, Inc. (the "Company") as of and for the period ended November 2, 2002 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 (Registration Nos. 33-44041, 33-18533, 33-49871, 333-04927, 333-04941) and on Form S-3 (Registration No. 33-53366).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio